NEWS RELEASE

Company Contact:
Gastar Exploration Inc.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com
                     Investor Relations Counsel:
Lisa Elliott / lelliott@DennardLascar.com
Anne Pearson /apearson@DennardLascar.com
Dennard▪Lascar Associates: 713-529-6600

GASTAR EXPLORATION TO HOST ANALYST MEETING APRIL 2nd

HOUSTON, April 1, 2014 – Gastar Exploration Inc. (NYSE MKT: GST) announced today that the Company will be hosting a meeting for equity research analysts in Houston, Texas on April 2, 2014.
J. Russell Porter, Gastar’s President and Chief Executive Officer, and members of the Company’s senior management team will provide a detailed review of Gastar’s operations in the Marcellus and Utica plays in Appalachia and the Hunton play in Oklahoma. The presentation materials will be available at 1:30 pm Central on April 2 and can be accessed by visiting the Investor Relations page of Gastar’s web site at www.gastar.com and selecting Events/Presentations.
The presentation will highlight:

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The Company’s expanded Marcellus Shale drilling inventory with 106 net remaining undrilled locations and a projected internal Marcellus type curve of 8.0 Bcfe gross (6.6 Bcfe net) estimated ultimate recovery (EUR) per well based on planned enhanced completion procedures and expected initial production and EUR improvements in the Marcellus Shale play on these future locations. Gastar estimates the total remaining net Marcellus resource to be developed is approximately 700 Bcfe;

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Gastar’s Utica/Point Pleasant potential underlying its Marcellus Shale assets in 57 net undrilled locations exposing Gastar to approximately 700 Bcfe of net resource (company estimate) and the Company’s near-term Utica/Point Pleasant drilling plans; and

•
Gastar’s plans for the 400+ net Hunton Oil Play drilling locations it currently controls along with information on the multiple pay zones under Gastar’s Mid-Continent leasehold, including over 200 gross Woodford Shale and 500 gross Meramec Shale locations, as well as future plans to begin testing these additional formations.

About Gastar Exploration

Gastar Exploration Inc. is an independent energy company engaged in the exploration, development and production of oil, natural gas, condensate and natural gas liquids in the United States. Gastar's principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in West Virginia and is also in the early stages of exploring and developing the Utica Shale in West Virginia and Hunton Limestone horizontal oil play in Oklahoma. For more information, visit Gastar's website at www.gastar.com.
Forward Looking Statements
This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or fourth party consents; risks relating to our ability to integrate acquired assets with ours and to realize the anticipated benefits from such acquisitions; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (SEC), available at the SEC’s website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs,

Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.
Unless otherwise stated herein, equivalent volumes of production and reserves are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value. Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production. Our reported production volumes reflect incremental post-processing NGLs volumes and residual gas volumes with which we are credited under our sales contracts.
Gastar’s capital budget is subject to revision and reevaluation dependent upon future developments including drilling results, availability of crews, supplies and production capacity, weather delays, significant changes in commodities prices or drilling costs.
Internal per well EUR estimates do not necessarily represent estimates of reserves. Actual EUR’s per well may very significantly. Estimates of resources are not permitted to be included in SEC filings as they may be too speculative.

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